OMX HOLDINGS, INC.

4295 Hamilton Road

Suite 100

Buford, GA 30518

As of May 1, 2018

Edgar Woolard

107 Via Capri

Palm Beach Gardens, FL 33418

Dear Mr. Woolard

You are the sole holder of the 2,000 issued and outstanding shares (the “Shares”) of OMX Holdings, Inc. (“OMX”) Series A Preferred Stock (the “Series A Preferred Stock”). Pursuant to Article II B.2.b of OMX’s Amended and Restated Certificate of Incorporation, the Series A Preferred Stock provide for payment of a dividend of $50.00 per share of Series A Preferred Stock per annum (the “Dividend Rate”) from funds legally available therefor. At April 30, 2018, an aggregate of $248,767 of accrued dividends (the “Accrued Dividends”) remain unpaid.

By a Letter Agreement dated as of December 31, 2016 (the “December 2016 Letter Agreement”), we provided for payment of the certain accrued dividends and certain advances to OMX in accordance with the terms of that certain Grid Note dated December 31, 2016 (the “Grid Note”).

We hereby agree to the following revised terms with respect to payment of the Accrued Dividends, the amount due to you under the Grid Note, and dividends payable on the Shares with respect to future periods:

1.	Effective as of May 1, 2018, Article II B.2.b of OMX’s Amended and Restated Certificate of Incorporation is hereby deemed amended to provide for a Dividend Rate of $40.00 per share of Series A Preferred Stock per annum (the “Amended Dividend Rate”).

2.	It is contemplated that (i) Accrued Dividends, (ii) all other amounts outstanding as of the date hereof under the Grid Note, and (iii) all future dividends that shall accrue on the Shares at the Amended Dividend Rate from date hereof through June 30, 2020, shall be paid by OMX to you in the amounts and on the dates set forth on Schedule A attached hereto.

Edgar Woolard

May 1, 2018

3.	This Letter Agreement shall replace the December 2016 Letter Agreement and the Grid Note, both of which shall be terminated as of this date, and shall be of no further force or effect.

4.	Payments contemplated hereunder shall be made only to the extent permitted under Omnimetrix LLC’s credit facility. Accrued Dividends and future dividends shall be paid only to the extent provided for under Article II B.2.b of OMX’s Amended and Restated Certificate of Incorporation and permitted under Delaware law.

Kindly indicate your agreement to the foregoing by signing below in the space provided for your name.

Very truly yours,

OMX HOLDINGS, INC

By:
Walter Czarnecki
President and Chief Executive Officer

CONSENTED AND AGREED TO:

_______________________________

Edgard Woolard

SCHEDULE A

Payment Schedule

($ in 000’s)

	Future Dividend Accrual	Payments	Outstanding Balance
Amount due at April 30, 2018			321

Dividend Accrual Dates
June 30, 2018	22		343
September 30, 2018	20	-40	323
December 31, 2018	20	-60	283
March 31, 2019	20	-40	263
June 30, 2019	20	-40	243
September 30, 2019	20	-80	183
December 31, 2019	20	-90	113
March 31, 2020	20	-70	63
June 30, 2020	20	-83	0